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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*  2. Date of Event Requiring  4.  Issuer Name and Ticker or          6. If Amendment, Date
      Handley,    Richard     L.              Statement                   Trading Symbol                        of Original
----------------------------------------      (Month/Day/Year)         Florida Panthers Holdings, Inc. "PUCK"   (Month/Day/Year)
     (Last)     (First)     (Middle)           5/21/97                 --------------------------------------       N/A
450 East Las Olas Boulevard, Suite 1500    --------------------------  5. Relationship of Reporting          -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)               Group Filing (Check
  Fort Lauderdale,   FL        33301          Person (Voluntary)               Director          10% Owner        applicable line)
--------------------------------------                                 -----            -----                  X    Form filed by
      (City)      (State)      (Zip)       --------------------------   X   Officer           Other          -----  One Reporting
                                                                       ----- (give      -----  (specify             Person
                                                                             title below)      below)
                                                                       Senior Vice President                        Form filed by
                                                                       and General Counsel                   -----  More than One
                                                                       ----------------------------------           Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Class A Common Stock,
par value $.01 per share                          15,000 sh.                        D                           N/A
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Options                           (1)      5-21-07   Class A Common Stock  63,600 sh     $25.00      D                 N/A
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Explanation of Responses:

(1) The options were granted on May 21, 1997 and vest in four equal annual installments beginning on May 21, 1998.
                                                                                   /s/ Richard L. Handley              5/30/97
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                       Richard L. Handley
Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

                                                     (Print or Type Responses)